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                                                                    Exhibit 2.6



                         CALYPTE BIOMEDICAL CORPORATION
                             1265 Harbor Bay Parkway
                                Alemeda, CA 94502

                                January 24, 2001

Townsbury Investments Limited
c/o Mischon deReya Solicitors
21 Southhampton Row
London WC1B 5HS
Attention: Kevin Gold

         RE:  AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT

Gentlemen:

         Reference is made to that certain Common Stock Purchase Agreement (the "Purchase Agreement"), dated November 2, 2000, between Calypte Biomedical Corporation (the "Company") and Townsbury Investments Limited (the "Purchaser"). The Securities and Exchange Commission has advised the parties that in order to register for resale the Common Stock to be purchased pursuant to the Purchase Agreement, certain provisions of the Purchase Agreement must be deleted, revised or amended.

         In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend and restate the following section of the Purchase Agreement as follows:

              Section 1.1(p) "WARRANT" shall mean the Warrant as that term is defined in Section 5.2(f) hereof.

              Section 5.2(f) WARRANT. Prior to re-filing the Registration Statement, the Purchaser shall receive a warrant to purchase up to 1,000,000 shares of Common Stock. The Warrant shall have a term from its date of issuance of three (3) years. The exercise price of the Warrant shall be $1.55, subject to adjustment therein. The Common Stock underlying the Warrant will be registered in the Registration Statement referred to in
     Section 4.3 hereof. The Warrant shall be in the form of EXHIBIT E hereto.

              Section 5.3(d) MATERIAL ADVERSE EFFECT. No Material Adverse Effect and no Consolidation Event where the successor entity has not agreed to perform the Company's obligations shall have occurred, such occurrences to be determined in accordance with Section 9.9.

         Additionally, the parties agree to delete any and all references to "Draw Down Warrants" in Section 2.2 of the Escrow Agreement, EXHIBIT B to the Purchase Agreement and amend said provision to instruct the Escrow Agent to wire 95% of the Purchase Price of the Draw Down per

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the written instructions of the Company, net of $1,500 as escrow expenses to the
Escrow Agent, and the remaining 5% of the Purchase Price as directed by Ladenburg Thalmann & Co. Inc.

         Finally, the parties agree that the Company shall issue and deliver the Warrant to the Purchaser on the date hereof.

         Except as specifically amended by the terms of this letter, the Purchase Agreement and its exhibits shall remain unmodified and in full force and effect, and shall not be in any way changed, modified or superseded by the terms set forth herein. All terms used but not defined in this letter shall have the meanings set forth in the Purchase Agreement.

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

         If the foregoing correctly sets forth our understanding and agreement, please so indicate by signing where indicated below.


                                            CALYPTE BIOMEDICAL CORPORATION



                                            By:  /s/ NANCY KATZ
                                                -----------------------------
                                                 Nancy Katz, President & CEO



ACCEPTED AND AGREED TO:

TOWNSBURY INVESTMENTS LIMITED


By:   /s/ HANS GASSNER
    -----------------------------
          Name: Hans Gassner
          Title: Director